Exhibit 12
                          FLEMING COMPANIES, INC.
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                               16 Weeks Ended
                                                                            -------------------
                           Fiscal Year Ended the Last Saturday in December  April 16, April 22,
                           -----------------------------------------------
                             1990      1991      1992      1993      1994     1994     1995
                             ----      ----      ----      ----      ----     ----     ----
                                        (In thousands of dollars)
Earnings:
    Pretax income         $164,501  $104,329  $194,941  $ 72,078  $112,337  $43,645  $39,976
    Fixed charges, net     117,877   117,865   105,726   102,303   148,454   28,836   67,758
                           -------   -------   -------   -------   -------   ------  ------
Total earnings            $282,378   $222,194 $300,667  $174,381  $260,791  $72,481 $107,734
                           =======    =======  =======   =======   =======   ======  =======

Fixed charges:
    Interest expense      $ 93,643   $ 93,353 $81,102   $ 78,029  $120,408  $21,828  $56,397
    Portion of rental
      charges deemed
      to be interest        22,836     22,907  23,027     22,969    27,746    6,582   11,261
    Capitalized
      interest and
      debt issuance cost
      amortization           1,250      1,464   1,287      1,005       364      326      427
                            ------     ------  ------     ------    ------   ------   ------
       Total fixed
         charges          $117,729   $117,724 $105,416  $102,003  $148,518  $28,736  $68,085
                           -------    -------  -------   -------   -------   ------   -------
    Ratio of earnings
     to fixed charges         2.40       1.89     2.85      1.71      1.76     2.52     1.58
                              ====       ====     ====      ====      ====     ====     ====

"Earnings" consists of income before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

"Fixed charges, net" consists of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest and debt issuance cost.

The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.